Exhibit 15.2

January 30, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Gamehaus Holdings Inc. under Item 16F of Gamehaus Holdings Inc.’s Form 20-F dated January 30, 2025. We agree with the statements relating only to UHY LLP in such 20-F; we are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ UHY LLP

Irvine, California